EXHIBIT 99.1

Investor Relations:	Media Relations:

Kevin Kessel, CFA	Randi Polanich

Vice President, Investor Relations	Vice President and Chief Communications Officer

(408) 875-6627	(408) 875-6633

kevin.kessel@kla.com	randi.polanich@kla.com

KLA NAMES MICHAEL R. MCMULLEN TO BOARD OF DIRECTORS

MILPITAS, Calif., July 24, 2023 — KLA Corporation (NASDAQ: KLAC) announced the appointment of Michael R. McMullen to its board of directors and Compensation and Talent Committee.

McMullen was named President of Agilent Technologies in 2014 and Chief Executive Officer in 2015 and has been with the company and its predecessor, Hewlett-Packard, for more than 30 years.

“We are excited to welcome Mike McMullen to the KLA board,” commented Robert M. Calderoni, chair of the board of KLA. “Mike’s extensive experience in driving growth at a global scale in complex multinational equipment businesses makes him an ideal fit for KLA’s board as we execute our long-term growth strategies.”

Logo: https://mma.prnewswire.com/media/806571/KLA_Corporation_Logo.jpg

About KLA:

KLA Corporation (“KLA”) develops industry-leading equipment and services that enable innovation throughout the electronics industry. We provide advanced process control and process-enabling solutions for manufacturing wafers and reticles, integrated circuits, packaging, printed circuit boards and flat panel displays. In close collaboration with leading customers across the globe, our expert teams of physicists, engineers, data scientists and problem-solvers design solutions that move the world forward. Investors and others should note that KLA announces material financial information including SEC filings, press releases, public earnings calls and conference webcasts using an investor relations website (ir.kla.com). Additional information may be found at: www.kla.com (KLAC-F).